Exhibit 99.5

Offer to Exchange Each Outstanding Share of Common Stock

of

HOLLYWOOD ENTERTAINMENT CORPORATION

For $14.50 in Value

Consisting of $11.50 in Cash and Shares of Blockbuster Class A Common Stock Having a Value of $3.00

by

BLOCKBUSTER INC.

Pursuant to the Prospectus dated February 2, 2005

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 11, 2005 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

February 2, 2005

To Our Clients:

Enclosed for your consideration are the Prospectus, dated February 2, 2005, and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Blockbuster Inc., a Delaware corporation (“Blockbuster”), to exchange $14.50 in value, consisting of $11.50 in cash, without interest, and shares of Blockbuster class A common stock, par value $0.01 per share (“Blockbuster Shares”), having a value of $3.00 for each outstanding share of common stock (the “Hollywood Shares”) of Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”). We are the holder of record (directly or indirectly) of Hollywood Shares held for your account. A tender of such Hollywood Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Hollywood Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Hollywood Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”).

Your attention is invited to the following:

1.	The consideration per Hollywood Share is $14.50 in value, consisting of $11.50 in cash, without interest, and Blockbuster Shares having a value of $3.00.

2.	The Offer is being made for all outstanding Hollywood Shares.

3.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, March 11, 2005, unless the Offer is extended.

4.	The Offer is conditioned upon, among other things, the following:

(1)	the registration statement (the “Registration Statement”) of which the prospectus for the issuance of the Blockbuster Shares is a part (the “Prospectus”) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission (the “SEC”) and Blockbuster shall have received all necessary state securities law or “blue sky” authorizations;

(2)	there shall have been validly tendered and not properly withdrawn prior to the Expiration Date, that number of Hollywood Shares representing, together with the shares owned by Blockbuster and its affiliates, at least a majority of the total voting power of all of the outstanding securities of Hollywood entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis immediately prior to the Expiration Date;

(3)	pursuant to Blockbuster’s or its designee’s separate offer to purchase Hollywood’s 9.625% Senior Subordinated Notes due 2011 (the “Hollywood Notes”), the notes offer depositary must have received the valid and unwithdrawn tender of Hollywood Notes (and related consents) representing at least a majority in aggregate principal amount of the outstanding Hollywood Notes (the “Hollywood Notes Condition”);

(4)	Blockbuster must be satisfied, in its sole discretion, that the provisions of the Oregon Control Share Act do not apply to the Hollywood Shares to be acquired pursuant to the Offer or are invalid or the shareholders of Hollywood shall have approved voting rights for all of the Hollywood Shares to be acquired by Blockbuster pursuant to the Offer under the Oregon Control Share Act;

(5)	Blockbuster must be satisfied, in its sole discretion, that, after consummation of the Offer, the Oregon Business Combination Statute will not prohibit for any period of time the second-step merger with a wholly-owned subsidiary of Blockbuster (the “Second-Step Merger”) or any other business combination involving Hollywood, Blockbuster and/or a wholly-owned subsidiary of Blockbuster;

(6)	any waiting periods under applicable antitrust laws shall have expired or terminated;

(7)	Blockbuster shall have received proceeds under the facilities contemplated by its commitments from JPMorgan Chase Bank, N.A., Credit Suisse First Boston and Citicorp North America, Inc. that, together with cash on hand, borrowings under Blockbuster’s existing revolving credit facility, the proceeds from any issuance of senior subordinated notes and Hollywood’s expected cash balance, are sufficient to permit Blockbuster to consummate the Offer and the Second-Step Merger and to pay fees, expenses and other related amounts in connection with the Offer and the Second-Step Merger, including but not limited to payments and related costs in connection with the satisfaction of the Hollywood Notes Condition and the repayment of all amounts outstanding under Hollywood’s existing credit agreement;

(8)	the Agreement and Plan of Merger (the “Movie Gallery Merger Agreement”), dated January 9, 2005, among Hollywood, Movie Gallery, Inc., a Delaware corporation (“Movie Gallery”), and TG Holdings, Inc., an Oregon corporation, must have been terminated without any fee or other obligation being paid or owing under or as a result of such agreement or such termination, except for any obligation of Hollywood to pay Movie Gallery a termination fee of not more than $27,000,000 and to reimburse Movie Gallery for not more than $3,000,000 of expenses in accordance with Section 10.2 of the Movie Gallery Merger Agreement;

(9)

Blockbuster shall have been given access to such Hollywood records and personnel as are necessary to enable Blockbuster to be satisfied, and Blockbuster is satisfied in its reasonable judgment, that: (i) the conditions set forth in Section 9.3 of the Movie Gallery Merger Agreement (other than the condition relating to the consummation of the financing contemplated therein) are satisfied as of the expiration date, with such conditions being read and applied for such purpose as if any references to “Parent” were instead references to Blockbuster and as if any references to the “Effective Time” were instead references to the Expiration Date; (ii) the conditions to the funding as provided in the Amended and Restated Credit Facilities Commitment Letter dated as of January 9, 2005, among Wachovia Bank, National Association, Wachovia Capital Investments, Inc., Wachovia Capital Markets, LLC, Merrill Lynch Capital Corporation and Movie Gallery shall have been satisfied as of the effective date, to the extent such conditions relate to the financial performance of, or the condition (financial or otherwise) of, Hollywood and its subsidiaries; and (iii) Hollywood has taken all actions necessary to amend the change of control plan referred to in Section 6.5 of the Movie Gallery Merger Agreement in the manner set forth in Annex 6.5 to the

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Movie Gallery Merger Agreement, except that such amendment shall be applicable in the case of an acquisition of Hollywood by Blockbuster in the same manner as contemplated by such Annex 6.5 in the case of an acquisition of Hollywood by Movie Gallery (these matters shall be determined based on the form of the Movie Gallery Merger Agreement as included in Hollywood’s preliminary proxy statement on Schedule 14A filed with the SEC on January 26, 2005 and, in the case of the commitment letter referred to above, the form of such commitment letter as filed on January 11, 2005, without regard to any termination, modification or waiver of any provision under any such document);

(10)	Hollywood shall not have entered into or effectuated any agreement or transaction with any person or entity contemplating a merger or acquisition with respect to Hollywood or otherwise having the effect of impairing Blockbuster’s ability to acquire Hollywood or otherwise diminishing the expected economic value to Blockbuster of the acquisition of Hollywood;

(11)	the members of the board of directors of Hollywood shall have resigned from their respective directorships, and prior to such resignation, shall have appointed Blockbuster’s designees as their replacements; and

(12)	the Blockbuster Shares to be issued to Hollywood shareholders in the Offer shall have been authorized for listing on the NYSE without any requirement for Blockbuster under applicable New York Stock Exchange rules to obtain stockholder approval (this stockholder approval requirement would be triggered if the average price of a Blockbuster Share was less than $5.43), subject to official notice of issuance.

5.	Any stock transfer taxes applicable to the sale of Hollywood Shares to Blockbuster pursuant to the Offer will be paid by Blockbuster, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Hollywood Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Hollywood Shares, all such Hollywood Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

The Offer is made solely by means of the Prospectus, the Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Hollywood Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Blockbuster by Citigroup Global Markets Inc., Credit Suisse First Boston or J.P. Morgan Securities Inc., the Dealer Managers for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Issuance of the Blockbuster Shares and payment of cash for Hollywood Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the “Exchange Agent”) of (a) certificates representing the Hollywood Shares tendered or timely confirmation of the book-entry transfer of such Hollywood Shares into the account maintained by the Exchange Agent at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in the Prospectus under the caption “The Offer – Procedure for Tendering,” (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an agent’s message (as defined in the Prospectus), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Hollywood Shares into the Exchange Agent’s account at the Book-Entry Transfer Facility are actually received by the Exchange Agent. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY BLOCKBUSTER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

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Instructions with Respect to the

Prospectus for the Offer to Exchange

All Outstanding Shares

of Common Stock of

Hollywood Entertainment Corporation

for $14.50 in Value, Consisting of $11.50 in Cash and

Shares of Blockbuster Class A Common Stock

Having a Value of $3.00

by Blockbuster Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus, dated February 2, 2005 and the related Letter of Transmittal, in connection with the offer by Blockbuster to exchange $14.50 in value, consisting of $11.50 in cash, without interest, and shares of Blockbuster Class A Common Stock, par value $0.01 per share, having a value of $3.00 for each outstanding share of common stock (the “Hollywood Shares”) of Hollywood Entertainment Corporation (“Hollywood”).

This will instruct you to tender the number of Hollywood Shares indicated below (or if no number is indicated below, all Hollywood Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

Account Number:

Number of Hollywood Shares* to be Tendered:

*Unless otherwise indicated, it will be assumed that all Hollywood Shares held by us for your account are to be tendered.

Signature(s):

Please Type or Print Name(s)

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Dated:

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT OR BLOCKBUSTER.

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